Exhibit 99.1

Contact:

Charles Butler

Vice President

Corporate Communications

& Investor Relations

Exelixis, Inc.

(650) 837-7277

cbutler@exelixis.com

EXELIXIS ANNOUNCES EXERCISE IN FULL OF OPTION TO PURCHASE

ADDITIONAL SHARES AND CLOSING OF PUBLIC OFFERING OF COMMON

STOCK

– Raises $179.4 Million in Net Proceeds –

South San Francisco, CA – March 15, 2011 – Exelixis, Inc. (Nasdaq: EXEL) today announced the completion of its underwritten public offering of 17,250,000 shares of its common stock, including 2,250,000 shares sold pursuant to the full exercise of an option previously granted to the underwriters to purchase additional shares. All of the shares were offered by Exelixis. Exelixis anticipates that its aggregate net proceeds from the offering will be approximately $179.4 million after deducting the underwriting discount and estimated offering expenses payable by Exelixis.

Goldman, Sachs & Co. and Cowen and Company, LLC acted as the joint book-running managers of the offering. Citi and Lazard Capital Markets LLC acted as co-managers of the offering.

The securities described above were offered by Exelixis pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (SEC), which the SEC declared effective on May 8, 2009. A final prospectus supplement related to the offering has been filed with the SEC and is available on the SEC's website located at http://www.sec.gov. Copies of the final prospectus supplement relating to the offering and accompanying prospectus forming a part of the effective registration statement may be obtained from Goldman, Sachs & Co. (200 West Street, New York, New York 10282, Attn: Prospectus Department, Phone: 1-866-471-2526, Fax: 212-902-9316, Email: prospectus-ny@ny.email.gs.com) or from Cowen and Company, LLC (c/o Broadridge Financial Services., 1155 Long Island Avenue, Edgewood,

NY,11717, Attn: Prospectus Department, Phone: 631-274-2806, Fax: 631-254-7140).

This announcement does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Exelixis

Exelixis, Inc. is a biotechnology company committed to developing small molecule therapeutics for the treatment of cancer.